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                                                                    Exhibit 99.1

                          AMF Bowling, Inc. Letterhead


                                                                     New Release


                 AS ANTICIPATED, PARENT OF AMF BOWLING WORLDWIDE
                       FILES VOLUNTARY CHAPTER 11 PETITION

               Follows Filing by Operating Subsidiaries on July 2

Richmond, Virginia, July 30, 2001 - As expected, the parent company of AMF Bowling Worldwide has filed a petition under Chapter 11 of the U.S. Bankruptcy Code. Today's voluntary filing by AMF Bowling, Inc. follows voluntary Chapter 11 filings by AMF Bowling Worldwide, Inc. and certain operating subsidiaries on July 2, 2001.
         AMF Bowling, Inc. is a holding company with no operations, and its filing is not expected to have any material effect on AMF Bowling Worldwide's Chapter 11 case or operations of AMF Bowling Worldwide and its subsidiaries. The filing will allow AMF Bowling, Inc. to begin to conclude its outstanding business affairs and was previously discussed in the Form 10-Q filed with the Securities and Exchange Commission by AMF Bowling, Inc. for the quarter ended March 31, 2001. In that 10-Q, the company said that it is expected that the common stock and zero coupon convertible debentures of AMF Bowling, Inc. will ultimately be cancelled.
         Since filing under Chapter 11 in early July, AMF Bowling Worldwide has received approval from the court for orders that enable the company to conduct business in the ordinary course. These include motions providing for continuation of employee wages and benefits, interim approval of a debtor-in-possession financing facility, and approval of a broad-based retention and severance program. The company's bowling centers and manufacturing facilities are continuing normal business operations.

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